EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Amyris, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	475(c)	810,596	$1.34	$1,086,199	0.00011020	$120

Total Offering Amounts					$1,086,199		$120

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$120

(1)

Represents the shares of Common Stock, par value $0.001 per share (the “Common Stock”) of Amyris, Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)

Estimated in accordance with Rule 457(c) solely for the purpose of calculating the total registration fee on the basis of $1.34 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 27, 2023